EXHIBIT 99.1

CAMAC Energy Inc. Announces Fourth Quarter 2011 Results and Provides Operational Update

HOUSTON, TEXAS – March 15, 2011-- CAMAC Energy Inc. (NYSE Amex: CAK), a U.S. - based energy company engaged in the exploration, development and production of oil and gas in Africa and China, today announced a net loss of $1.7 million, or $0.01 per diluted share for the quarter ended December 31, 2011. For the same period in 2010, CAMAC Energy reported a net loss of $35.6 million, or $0.25 per diluted share, which included $0.21 per diluted share of intervention expenses. For the year ended December 31, 2011, CAMAC Energy reported a net loss of $24.9 million, or $0.16 per diluted share, as compared to a net loss of $230.5 million, or $1.95 per diluted share, for the year ended December 31, 2010. The decrease in net loss for the year 2011 was principally related to the impairment charge of $186.2 million for the Oyo Field in 2010.

Chairman and Chief Executive Officer Dr. Kase Lawal commented, “2011 was a transformational year for CAMAC Energy. As a result, we have entered 2012 with a growing portfolio of assets across Africa. The CAMAC Energy of today now has production in Nigeria, the provisional award of two offshore exploration blocks located in the West African Transform Margin, and a Heads of Agreement for three exploration blocks in East Africa’s rift basins. We continue to transform the Company into a Pan-African play for the advantage of our shareholders.”

Operating revenues were $9.2 million for the fourth quarter of 2011 compared to $4.4 million for the same period in 2010. Fourth quarter revenues reflect an oil price of approximately $110 per barrel and gross production from the Oyo Field of 3,226 barrels per day. General and administrative expenses were $3.8 million for the fourth quarter compared to $4.3 million for the fourth quarter of 2010. The decrease in 2011 was mainly due to lower stock-based compensation expense.

Cash and cash equivalents on December 31, 2011 were $13.6 million compared to $28.9 million as of the same period in 2010. The decrease in cash and cash equivalents in 2011 was principally due to cash payments related to the workover of well #5 in the Oyo Field.

Estimated net proved reserves at the end of 2011 were approximately 2.7 million barrels of oil, as compared to approximately 5.3 million barrels of oil at December 31, 2010. The Oyo Field accounted for 100% of the proved reserves.

Update on Operations

Africa Initiatives

CAMAC Energy has recently announced several new Africa initiatives. The Company announced on January 23, 2012 that it had received provisional award of two offshore exploration blocks in Gambia. CAMAC Energy would be the operator with 85% interest in the blocks. The Environmental Impact Assessment has been submitted by CAMAC Energy, and signing of the license documents is expected in the next few weeks.

In addition, the Company announced on February 21, 2012 that it had entered into a heads of agreement with the Kenyan Ministry of Energy for the award of three exploration blocks. CAMAC Energy would be the operator with 90% interest in the blocks. The award is subject to negotiation and signing of formal Production Sharing Contracts for the Blocks within the next few weeks.

Oyo Field

CAMAC Energy’s share of average daily net production at the Oyo Field, excluding royalty, was 680 barrels of oil per day (bopd) for the quarter ended December 31, 2011, and 923 barrels per day for the year ended December 31, 2011. This compares to average daily net production of 396 barrels from the date of original acquisition through December 31, 2010. The average sales price was $113 per barrel in 2011 and $85 per barrel in 2010.

The Company expects well # 7 to be drilled in Oyo Field in the fourth quarter of 2012 and to materially increase oil production from the field.

China

In 2011, the Company completed drilling of exploratory wells ZJS-3 and ZJS-4, both of which encountered gas accumulations, although not determinable as commercial quantities at this time. Further evaluation on the area is required to determine if the discovered gas can be economically developed. The costs of these wells were charged to exploratory expenses in the third quarter 2011. The drilling of exploratory well ZJS-5 is planned for 2012.

CAMAC Energy continues to work with a financial advisor to review opportunities to monetize its Zijinshan gas asset. Recently, the Company has entered into negotiations with an independent oil and gas company regarding the monetization of Zijinshan. Though the negotiations could be lengthy, the Company will provide updates as soon as possible. The proceeds of any such transaction, if consummated, are expected to be invested in the Company’s existing or planned Africa opportunities.

Conference Call Details

A conference call for investors will be held today at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss CAMAC Energy’s operations and fourth quarter results with a focus on the Company’s future strategy. Hosting the call will be Dr. Kase Lawal, Chairman and Chief Executive Officer, and Earl McNiel, Interim Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the conference call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 389911.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Events & Presentations section of CAMAC Energy’s website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company focuses on early cash flow and high-return global energy projects. Currently, operations are in Nigeria and China, and the Company is seeking to acquire prime frontier exploration acreage in West and East Africa. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

or

Investor Relations:
ICR
832-209-1419
IR@camacenergy.com
Liviakis Financial Communications, Inc.
John Liviakis, CEO
415-389-4670